Registration No. ________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FLEXSHOPPER, INC.

(Exact Name of Issuer as specified in its Charter)

Delaware	20-5456087
(State of other Jurisdiction	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2700 North Military Trail, Ste. 200

Boca Raton, FL 33431

(Address of Principal Executive Offices) (Zip Code)

2007 Omnibus Equity Compensation Plan

(Full title of the Plans)

Brad Bernstein, Chief Executive Officer

2700 North Military Trail, Ste. 200, Boca Raton, FL 33431
(561) 419-2923

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies of all communications to:

Steven Morse, Esq.

Morse & Morse PLLC

1400 Old Country Road, Suite 302

Westbury, New York 11590

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, Par Value $.0001 Per Share	4,000,000 (1)(2)	$.50	$2,000,000	$201.40
Total			$2,000,000	$201.40

______________

(1)	Includes the 2015 Omnibus Equity Compensation Plan (the “Plan”) which authorizes the direct issuance of shares of Common Stock, $.0001 par value, and the granting of shares or Stock Options to purchase an aggregate of 4,000,000 shares of Common Stock.

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, an additional undeterminable number of shares of Common Stock is being registered to cover any adjustments in the number of shares of Common Stock pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933 based on no less than the average of the closing sales price of the Company’s Common Stock on the OTCQB on March __, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Incorporated hereby by reference and made a part hereof is the Registrant's Registration Statement on Form 10-SB as amended (File no. 000-52589) (including, without limitation, the description of securities contained in Item 8 of Part I of the Form 10-SB/A) and filed under the Securities Exchange Act of 1934 (the "Exchange Act") registering the Registrant's Common Stock under Section 12(g) of the Exchange Act, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.     DESCRIPTION OF SECURITIES

Not applicable.

Item 5.    INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the securities being registered by this Registration Statement is being passed upon by Morse & Morse PLLC, 1400 Old Country Road, Westbury, NY 11590, counsel to the Registrant.

Item 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation, as amended, provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances f the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Article Ninth of the Company’s Certificate of Incorporation states the following:

“The Corporation may, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. In addition, the Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Delaware General Corporation Law (specifically section 145) the Corporation is not obligated, but is permitted or empowered, to make such indemnification, except as otherwise set forth in the Bylaws of the Corporation. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, an officer, or a person for whom the Corporation has approved indemnification pursuant to the first sentence hereof, and will inure to the benefit of the heirs, executors and administrators of such a person.

If a claim under the preceding paragraph is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Compotation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will bon on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.”

The Company has entered into agreements with certain director(s) and/or officer(s) to participate in directors’ and officers’ liability insurance and for indemnification of all costs and expenses, including cost of legal counsel, selected and retained by the director, in connection with any action, suit or proceeding to which the director and/or officer may be a party by reason of such person, acting in such capacity.

Article Tenth of the Company’s certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (A) for any breach of the director’s duty of loyalty to the Company or its stockholders, (B) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the General Corporation Law of the State of Delaware, or (D) for any transaction from which the director derived any improper personal benefit. If the General Corporation law of the State of Delaware is amended after the date of filing of this Certificate to further eliminate or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Company shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Item 7.    EXEMPTION FROM REGISTRATION CLAIMED

Not applicable

Item 8.     EXHIBITS

The following is a complete list of exhibits filed as a part of, or incorporated by reference in, this Registration Statement.

Exhibit Number	Description

5.1	Opinion of Morse & Morse, PLLC (1)
23.1	Consent of EisnerAmper LLP (1)
23.2	Consent of Morse & Morse PLLC (included in Exhibit 5.1)
99.1	2015 Omnibus Equity Compensation Plan (1)

________

(1)	Filed herewith.

Item 9.    UNDERTAKINGS

A.    To Update Annually

The undersigned registrant hereby undertakes that it will (other than as provided in the proviso to item 512(a) of Regulation S-K) (1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) include any additional or changed material information on the plan of distribution; (2) for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.    Incorporation of Subsequent Securities Exchange Act of 1934 Documents by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Indemnification of Officers and Directors

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, State of Florida on the 30th day of March 2016.

FLEXSHOPPER, INC.

By:	/s/ Brad Bernstein
Brad Bernstein, President and Principal Executive Officer

Dated: Boca Raton, Florida

March 30, 2016

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signatures	Title	Date

/s/Brad Bernstein	President, Chief Executive Officer	March 30, 2016
Brad Bernstein	(Principal Executive Officer), and Chairman of the Board

/s/ James D. Allen	Director	March 30, 2016
James D. Allen

/s/Carl Pradelli	Director	March 30, 2016
Carl Pradelli

Director
T. Scott King

Director
Phillip Gitler

/s/ Russ Heiser	Chief Financial Officer	March 30, 2016
Russ Heiser	(Principal Financial Officer),
and Principal Accounting Officer

Brad Bernstein, James D. Allen, Carl Pradelli, T. Scott King and Philip M. Gitler represent all the current members of the Board of Directors.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

FORM S-8

REGISTRATION STATEMENT

FLEXSHOPPER, INC.